EXHIBIT 99.1

Houston Wire & Cable Company Reports Record First Quarter 2007 Results in Sales and Earnings

HOUSTON, May 2, 2007 (PRIME NEWSWIRE) -- Houston Wire & Cable Company (Nasdaq:HWCC) (the "Company") announced record performance for the first quarter of 2007.

Selected highlights for the first quarter of 2007 compared with the first quarter of 2006:

 * Sales increased 23.1% to $81.8 million from $66.4 million
 * Internal growth accounted for the entire increase in sales
 * Gross Margin increased 50 basis points to 27.6% from 27.1%
 * Operating Income increased 35% to $12.1 million from $9.0 million
 * Net Income increased 52% to $7.3 million from $4.8 million
 * Basic and diluted earnings per share were $0.35 for the first quarter of 2007 versus $0.29 for the first quarter of 2006
   (Pro-forma basic and diluted earnings per share for 2006 were $0.26, assuming the publicly offered shares were outstanding for the entire
   2006 period)

Charles Sorrentino, President and CEO, commented, "Our first quarter sales reached a historical record level. The 23.1% organic growth rate was favorable to our expectations as we compare to very strong 2006 numbers. During the quarter we continued to penetrate our target markets in the Utility, Infrastructure, and Industrial Sectors which drove sales in all five of our growth initiatives. We estimate that nearly all the sales growth in the first quarter of 2007 resulted from these new initiatives as our core distributor business was flat to slightly positive because of reduced discretionary Maintenance Repair and Operations (MRO) spending and gulf coast hurricane impacted sales from the first quarter of 2006.

"Gross Margin at 27.6% improved over prior year by 50 basis points but reflected a tougher competitive environment when compared to the last half of 2006. Improvements in freight management and purchasing leverage mitigated some price degradation as compared to recent sequential quarters.

"Operating Expenses were up 16.8%, primarily a result of incremental costs associated with being a public company and expenses resulting from our March 27, 2007 Secondary Offering. Neither of these expense items were present in the first quarter of 2006. Net Income was up 52%, once again demonstrating excellent operating leverage.

"At this time we remain comfortable with our estimate of 10-15% revenue growth for 2007 as we face strong 2006 comparables throughout the balance of the year. We are optimistic regarding our long term growth opportunities and will continue to aggressively seek new business while optimizing our investment in working capital."

First Quarter 2007 Results

Sales in the first quarter of 2007 increased 23.1% to $81.8 million from $66.4 million in the first quarter of 2006. Internal growth accounted for the entire increase in sales. The Company estimates that nearly all the sales growth in the first quarter of 2007 resulted from the five major new initiatives, encompassing Emission Controls, Engineering & Construction, Industrials, LifeGuard(tm) (and other private branded products) and Utility Power Generation. Core distributor growth was in the range of flat to slightly positive.

Gross Profit increased 26% to $22.6 million for the first quarter of 2007 from $18.0 million in 2006, and gross margin increased to 27.6% in 2007 from 27.1% in 2006. The increase in the Company's gross margin for the first quarter of 2007 as compared to the first quarter of 2006 was principally a result of optimizing purchasing leverage and improved freight management.

Operating Expenses for the first quarter increased $1.5 million or 16.8%, to $10.6 million in 2007 compared to $9.0 million in 2006. Expenses relating to being a public company and a Secondary Offering during the quarter were incremental to last year. The Company's portion of the Secondary Offering expenses in the quarter approximate $0.25 million. In spite of these additional costs, as a percentage of sales, overall operating expenses decreased to 12.9% in 2007 from 13.6% in 2006, reflecting the Company's ability to leverage costs over the higher sales volume and realize productivity improvements from its on going Operational Excellence Program.

Operating Income increased 35% to $12.1 million in the first quarter of 2007 as a result of the increase in sales, gross margin and operating leverage. As a percentage of sales, operating income increased to 14.7% from 13.5%, reflecting the increase in gross margin, the lower operating expense rate and continued productivity improvements.

Interest Expense decreased by $0.9 million to $0.2 million for the first quarter of 2007, due primarily to lower borrowing levels following the receipt of proceeds from our initial public offering in June, 2006 and the pay down of outstanding debt with cash from operations.

Income Tax Expense for the quarter was $4.6 million in 2007, an effective tax rate of 38.5% compared to $3.1 million in 2006, an effective tax rate of 39.2%.

The Company achieved record first quarter net income of $7.3 million in 2007 compared to net income of $4.8 million in 2006, an increase of 52%.

Conference Call

The Company will host a conference call to discuss first quarter results on Wednesday, May 2nd at 10:00 am CDT. Hosting the call will be Charles Sorrentino, President and Chief Executive Officer, and Nicol Graham, Chief Financial Officer.

This call is being web cast by Thomson/CCBN and can be accessed under the Investor Relations section of HWCC's website at www.houwire.com. Institutional investors can access the call at (www.streetevents.com), a password-protected event management site hosted by Thomson Street Events.

Approximately two hours after the call has been completed, the web cast can also be found under the Investor Relations section of our website at www.houwire.com. Although the web cast will be available for 30 days, a replay of the telephone conference will only be available until May 16, 2007. Interested parties should use the following replay phone numbers:

 Primary Replay Number:     (888) 286 - 8010
 Secondary Replay Number:   (617) 801 - 6888
 Participant Password:      26978627

About the Company

With more than 30 years of experience in the electrical industry, Houston Wire & Cable Company is one of the largest distributors of specialty wire and cable and related services in the U.S. electrical distribution market. Headquartered in Houston, Texas, HWCC has sales and distribution facilities in Atlanta, Baton Rouge, Charlotte, Chicago, Denver, Houston, Los Angeles, Philadelphia, San Francisco, Seattle and Tampa.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables and private branded products, including LifeGuard(tm), a low-smoke, zero-halogen cable. HWCC's comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

The Houston Wire & Cable Company logo is available at http://www.primezone.com/newsroom/prs/?pkgid=2807

Forward-Looking Statements

This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors which include, but are not limited to economic downturns and cyclicality in the markets served, risks associated with inventory, fluctuations in the prices of copper and other commodities, changes in relationships with customers, dependence on first-party manufacturers and suppliers, changes in the terms of vendor rebate programs, loss of key personnel or difficulties recruiting and retaining new qualified personnel, market acceptance of private branded products, success of initiatives to penetrate targeted markets, future capital needs and uncertainty of additional financing, new or changed competitors and other risks and challenges. For a complete discussion of risk factors, please review our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 14, 2007.

Additionally, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.

                     HOUSTON WIRE & CABLE COMPANY

                     Consolidated Balance Sheets
                  (In thousands, except share data)

                                             March 31,     December 31,
                                           ---------------------------
                                               2007            2006
                                           (unaudited)
 Assets
 Current assets:
   Accounts receivable, net                $    51,081     $    52,128
   Inventories, net                             63,781          56,329
   Deferred income taxes                         1,409           1,165
   Prepaid expenses                              1,039             450
                                           -----------     -----------
 Total current assets                          117,310         110,072
                                           -----------     -----------

 Property and equipment, net                     2,959           2,973
 Goodwill                                        2,996           2,996
 Deferred income taxes                             655             688
 Other assets, net                                 116             135
                                           -----------     -----------
 Total assets                              $   124,036     $   116,864
                                           ===========     ===========

 Liabilities and stockholders' equity
 Current liabilities:
   Book overdraft                          $     3,455     $     1,265
   Trade accounts payable                       13,781          10,988
   Accrued and other current
    liabilities                                  8,968          10,358
   Income taxes payable                          4,205             520
                                           -----------     -----------
 Total current liabilities                      30,409          23,131
                                           -----------     -----------

 Long-term obligations                           3,787          12,059

 Stockholders' equity:
   Common stock, $0.001 par value;
    100,000,000 shares authorized:
    20,921,827 shares issued and
    outstanding at March 31, 2007 and
    20,867,172 at December 31, 2006                 21              21
   Additional paid-in-capital                   51,848          50,979
   Retained earnings                            37,971          30,674
                                           -----------     -----------
 Total stockholders' equity                     89,840          81,674
                                           -----------     -----------
 Total liabilities and stockholders'
  equity                                   $   124,036     $   116,864
                                           ===========     ===========

                     HOUSTON WIRE & CABLE COMPANY
                  Consolidated Statements of Income
                             (Unaudited)

           (In thousands, except share and per share data)

                                                Three Months Ended
                                                    March 31,
                                           ---------------------------
                                               2007            2006
                                           -----------     -----------

 Sales                                     $    81,788     $    66,428
 Cost of sales                                  59,179          48,437
                                           -----------     -----------
 Gross profit                                   22,609          17,991

 Operating Expenses:
   Salaries and commissions                      5,678           5,072
   Other operating expenses                      4,766           3,748
   Management fee                                   --             125
   Depreciation and amortization                   110              93
                                           -----------     -----------
 Total operating expenses                       10,554           9,038
                                           -----------     -----------
 Operating income                               12,055           8,953
 Interest expense                                  185           1,054
                                           -----------     -----------
 Income before income taxes                     11,870           7,899
 Income taxes                                    4,573           3,097
                                           -----------     -----------
 Net income                                $     7,297     $     4,802
                                           ===========     ===========

 Earnings per share:
   Basic                                   $      0.35     $      0.29
                                           ===========     ===========
   Diluted                                 $      0.35     $      0.29
                                           ===========     ===========
 Weighted average common shares
  outstanding
   Basic                                    20,868,027      16,613,702
                                           ===========     ===========
   Diluted                                  20,996,579      16,710,098
                                           ===========     ===========

                     HOUSTON WIRE & CABLE COMPANY
                Consolidated Statements of Cash Flows
                             (Unaudited)

                            (In thousands)

                                                Three Months Ended
                                                    March 31,
                                           ---------------------------
                                               2007            2006
                                           -----------     -----------
 Operating activities
 Net income                                $     7,297     $     4,802
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
   Depreciation                                    110              93
   Amortization of capitalized loan
    costs                                           16              76
   Amortization of unearned stock
    compensation                                   290              27
   Provision for returns and allowances           (116)             --
   Provision for inventory obsolescence             16              75
   Deferred income taxes                          (211)             51
   Changes in operating assets and
    liabilities:
     Accounts receivable                         1,163           1,864
     Inventories                                (7,468)         (8,834)
     Prepaid expenses                             (589)             42
     Other assets                                    3               3
     Book overdraft                              2,190             (26)
     Trade accounts payable                      2,793           3,009
     Accrued and other current
      liabilities                               (1,390)            369
     Income taxes payable                        3,685           2,420
                                           -----------     -----------
 Net cash provided by operating
  activities                                     7,789           3,971
 Investing activities
   Expenditures for property, plant,
    and equipment                                  (96)           (104)
                                           -----------     -----------
 Net cash used in investing activities             (96)           (104)
 Financing activities
   Borrowings on revolver                       75,494          65,850
   Payments on revolver                        (83,766)        (68,899)
   Payments on long-term obligations                --            (631)
   Proceeds from exercise of common
    stock options                                   31               6
   Payment of common stock offering
    costs                                           --            (213)
   Excess income tax benefit for
    common stock options                           548              20
                                           -----------     -----------
 Net cash used in financing activities          (7,693)         (3,867)
                                           -----------     -----------
 Net change in cash                                 --              --
 Cash at beginning of period                        --              --
                                           -----------     -----------
 Cash at end of period                     $        --     $        --
                                           ===========     ===========

CONTACT:  Houston Wire & Cable Company
          Hope M. Novosad, Investor Relations Coordinator
          713.609.2110
          Fax: 713.609.2168
          hnovosad@houwire.com